UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C., 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date Of Report (Date Of Earliest Event Reported):  12/22/2004

NUTRI SYSTEM INC /DE/
(Exact Name of Registrant as Specified in its Charter)

Commission File Number:  0-28551

DE	23-3012204
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification No.)

202 Welsh Road, Horsham, PA 19044
(Address of Principal Executive Offices, Including Zip Code)

215 706 5302
(Registrant’s Telephone Number, Including Area Code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act(17CFR240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act(17CFR240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act(17CFR240.13e-4(c))

Items to be Included in this Report

Item 1.01.    Entry into a Material Definitive Agreement

As of December 22, 2004, the Company entered into an employment agreement with George Jankovic, the Company's President and Chief Operating Officer, with an initial salary of $225,000 per annum. The agreement has a term of two years, with automatic one-year renewal terms unless either party gives at least a three-month advance notice of non-renewal. If Mr. Jankovic is terminated without cause (with one month advance notice of termination without cause), then, in exchange for a mutual general release, the Company will pay healthcare coverage for one year, unvested options granted in 2003 would be accelerated and all vested options would be exercisable for five years after termination of employment. If within one year after a change of control, Mr. Jankovic is terminated without cause or chooses to leave for "good reason," then he will receive the termination without cause benefits above and a lump sum payment equal to salary for one year plus his target bonus for the year of termination. The agreement provides for a cap to the executive's compensation if it produces a greater net benefit than an uncapped award would after accounting for the increased tax obligation resulting from being an excess parachute payment under sections 280G and 4999 of the Internal Revenue Code. The agreement defines "good reason" after a change of control as (1) the executive is transferred more than 50 miles without consent; or (2) a material reduction of authority, duties or responsibilities after reasonable notice and a chance to cure; or (3) any failure of the Company materially to comply with and satisfy the terms of the agreement; or (4) non-renewal of the agreement by the Company.

Signature(s)

Pursuant to the Requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the Undersigned hereunto duly authorized.

NUTRI SYSTEM INC /DE/

Date: December 22, 2004.	By:	/s/ James D. Brown
James D. Brown
Chief Financial Officer

Exhibit Index

Exhibit No.	Description
EX-10.	Employment Contract